Exhibit 99.1

Verra Mobility Announces Second Quarter 2023 Financial Results

•
Total revenue of $204.5 million
•
Net income of $19.1 million
•
Generated cash flows from operations of $62.7 million
•
Increasing 2023 financial guidance

MESA, Ariz., August 9, 2023 /PRNewswire/ – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the second quarter ended June 30, 2023.

“We delivered an outstanding second quarter, highlighted by strong recurring revenue growth and free cash flow generation,” said David Roberts, President and CEO, Verra Mobility. “I am incredibly pleased with our operating performance and am optimistic about our future. The underlying key trends driving our Commercial Services business are strong and durable. We have a very favorable environment driving the future of our Government Solutions business, and we have prime opportunities for future growth and profitability for our Parking Solutions business to address university and municipality parking trends.”

Second Quarter 2023 Financial Highlights

•
Revenue: Total revenue for the second quarter of 2023 was $204.5 million, an increase of 9% compared to $187.5 million for the second quarter of 2022. Service revenue growth was 12% due to increases in travel volume and related tolling activity in the Commercial Services segment which grew 11%, and the growth in service revenue from our Government Solutions segment, which increased 14% and was driven by the expansion of speed programs. Parking Solutions service revenue increased 11% due to increases in our software as a service (SaaS) product offerings and various services related to parking management solutions.
•
Net income: Net income for the second quarter of 2023 was $19.1 million, or $0.13 per share based on 152.6 million diluted weighted average shares outstanding. Net income for the comparable 2022 period was $29.6 million, or $0.15 per share, based on 160.3 million diluted weighted average shares outstanding.
•
Adjusted Earnings Per Share (EPS): Adjusted EPS for the second quarter of 2023 was $0.29 per share compared to $0.27 per share for the second quarter of 2022.
•
Adjusted EBITDA: Adjusted EBITDA was $95.0 million for the second quarter of 2023 compared to $88.8 million for the same period last year. Adjusted EBITDA margin was 46% of total revenue for 2023 and 47% for 2022. The growth in Adjusted EBITDA was driven primarily by revenue volume across our business segments.

We report our results of operations based on three operating segments:

•
Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies and other large fleet owners.
•
Government Solutions delivers automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement related to speed, red-light, school bus and city bus lane management.
•
Parking Solutions provides an integrated suite of parking software and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs in the United States and Canada.

Second Quarter 2023 Segment Detail

•
The Commercial Services segment generated total revenue of $94.5 million, a 11% increase compared to $84.9 million in the same period in 2022. Segment profit was $61.1 million, a 8% increase from $56.5 million in the prior year. The increases in revenue and profit compared to the prior period resulted from increased travel volume and the continued adoption of the all-inclusive fee structure for our RAC customers as well as the increase in enrolled vehicles and higher tolling activity for our FMC customers. The segment profit margin was 65% for 2023 and 67% for 2022.
•
The Government Solutions segment generated total revenue of $88.3 million, a 6% increase compared to $83.5 million in the same period in 2022. The increase was primarily driven by the expansion of speed programs, as speed is the largest product in this segment. The remaining increase is attributable to expansions across red-light, bus-lane, and school bus stop arm programs in various cities in the United States. The segment profit was $30.4 million in 2023 compared to $29.2 million in the prior year with segment profit margins of 34% for 2023 and 35% for 2022. The increase in segment profit is primarily attributable to the increase in recurring service revenue and a reduction in bad debt expense due to improved cash collections.
•
The Parking Solutions segment generated total revenue of $21.8 million a 14% increase compared to $19.1 million in the same period in 2022. The segment profit was $3.5 million compared to $3.0 million in the prior year with segment profit margins of 16% for both 2023 and 2022. The increase in segment profit is primarily attributable to increased revenue volume.

Liquidity: As of June 30, 2023, cash and cash equivalents were $210.1 million, and we generated $107.9 million in cash flows from operations for the six months ended June 30, 2023.

Interest Rate Swap

In December 2022, we entered into a cancellable interest rate swap agreement to hedge our exposure to interest rate fluctuations associated with the LIBOR (now transitioned to Term Secured Overnight Financing Rate) portion of the variable interest rate on our 2021 Term Loan. Under the interest rate swap agreement, we pay a fixed rate of 5.17% and the counterparty pays a variable interest rate which is net settled. The notional amount on the interest rate swap is $675.0 million. We have the option to terminate the interest rate swap agreement starting in December 2023, and monthly thereafter until December 2025 in the event interest rates decrease. Any changes in the fair value of the derivative instrument (including accrued interest) and related cash payments are recorded in the condensed consolidated statements of operations within the gain on interest rate swap line item. We recorded a $4.8 million gain during the three months ended June 30, 2023, of which approximately $5.1 million is associated with the derivative instrument re-measured to fair value at the end of the reporting period, netted by $0.3 million related to the monthly cash payments. We recorded a $2.0 million gain during the six months ended June 30, 2023, of which approximately $3.6 million is associated with the derivative instrument re-measured to fair value at the end of the reporting period, netted by $1.6 million related to monthly cash payments.

Warrants

During the six months ended June 30, 2023, the Company processed the exercise of 17.0 million warrants in exchange for the issuance of 14,840,070 shares of Class A Common Stock. There were 13,782,411 shares issued on a cash-basis resulting in the receipt of $105.8 million in cash proceeds as of June 30, 2023 and $52.7 million of cash proceeds received in July 2023. The remaining warrant exercises were completed on a cashless basis.

Subsequent to June 30, 2023, there were an additional 254,038 warrants exercised in exchange for 253,478 shares of Class A Common Stock.

2023 Full Year Guidance

Any guidance that we provide is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact our actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release.

Based on our year-to-date results and our outlook for the remainder of the year, we are expecting to deliver results as follows:

	Previous Guidance	Updated Guidance
Total Revenue	$780 million to $800 million	$800 million to $810 million
Adjusted EBITDA	$360 million to $370 million	Upper end of range
Adjusted EPS	$1.00 to $1.10	$1.00 to $1.10
Free Cash Flow	$135 million to $155 million	Upper end of range

Conference Call Details

Date: August 9, 2023

Time: 5:00 p.m. Eastern Time

U.S. and Canadian Callers Dial-in: 1-888-886-7786

Outside of U.S. and Canada Dial-in: 1-416-764-8658 for international callers with conference ID 11014275

Request a return call: Available by clicking on the following link and requesting a return call: callme.viavid.com

Webcast Information: Available live in the “Investor Relations” section of our website at http://ir.verramobility.com.

An audio replay of the call will also be available until 11:59 p.m. ET on August 23, 2023, by dialing 1-844-512-2921 for the U.S. or Canada, and 1-412-317-6671 for international callers and entering passcode 11014275. In addition, an archived webcast will be available in the “News & Events” section of the Investor Relations website at http://ir.verramobility.com.

About Verra Mobility

Verra Mobility is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. We sit at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Verra Mobility’s transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. We also solve complex payment, utilization and compliance challenges for fleet owners and rental car companies. Headquartered in Arizona, Verra Mobility operates in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Examples of forward-looking statements include, among others, statements regarding the benefits of our strategic acquisitions, changes in the market for our products and services, expected operating results, such as revenue growth, expansion plans and opportunities, and earnings guidance related to 2023 financial and operational metrics. Forward-looking statements involve risks and uncertainties and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to: (1) customer concentration in our Commercial Services and Government Solutions segments; (2) our ability to manage our substantial level of indebtedness; (3) risks and uncertainties related to our government contracts, including legislative changes, termination rights, delays in payments, audits and investigations; (4) decreases in the prevalence of automated and other similar methods of photo enforcement, parking solutions or the use of tolling; (5) our ability to keep up with technological developments and changing customer preferences; (6) our ability to compete in a highly competitive and rapidly evolving market; (7) decreased interest in outsourcing from our customers; (8) the success of our new products and changes to existing products and services; (9) our ability to successfully implement our acquisition strategy or integrate acquisitions; (10) failure in or breaches of our networks or systems, including as a result of cyber-attacks; (11) our ability to manage the risks, uncertainties and exposures related to our international operations; (12) our ability to acquire necessary intellectual property and adequately protect our existing intellectual property; (13) risks and uncertainties related to our share repurchase program; (14) our reliance on a limited number of third-party vendors and service providers; (15) our ability to maintain an effective system of internal controls; (16) risks and uncertainties related to litigation, disputes and regulatory investigations; (17) our ability to properly perform under our contracts and otherwise satisfy our customers; (18) the impact of COVID-19 on our business and results of operations; and (19) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the “SEC”) by Verra Mobility. This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS and Adjusted EBITDA Margin are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

We are not providing a quantitative reconciliation of Adjusted EBITDA or Adjusted EPS, both of which are included in our 2023 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income as well as Adjusted EPS to net income per share, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

We use these non-GAAP financial metrics to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, earnings per share or other consolidated income or cash flow data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define EBITDA as net income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA further excludes certain non-cash expenses and other transactions that management believes are not indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA, as defined, exclude some but not all items that affect our cash flow from operating activities.

Free Cash Flow

We define “Free Cash Flow” as cash flow from operations less capital expenditures.

Adjusted Net Income

We define “Adjusted Net Income” as net income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Adjusted EBITDA Margin

We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in thousands except per share data)	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$210,083	$105,204
Restricted cash	3,416	3,911
Accounts receivable (net of allowance for credit losses of $20.1 million and $15.9 million at June 30, 2023 and December 31, 2022, respectively)	179,944	163,786
Unbilled receivables	36,843	30,782
Inventory	19,791	19,307
Prepaid expenses and other current assets	92,509	39,604
Total current assets	542,586	362,594
Installation and service parts, net	25,393	22,923
Property and equipment, net	114,467	109,775
Operating lease assets	37,170	37,593
Intangible assets, net	335,781	377,420
Goodwill	835,323	833,480
Other non-current assets	15,440	12,484
Total assets	$1,906,160	$1,756,269
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$78,410	$79,869
Deferred revenue	36,744	31,164
Accrued liabilities	51,642	48,847
Tax receivable agreement liability, current portion	4,994	4,994
Current portion of long-term debt	9,019	21,935
Total current liabilities	180,809	186,809
Long-term debt, net of current portion	1,129,692	1,190,045
Operating lease liabilities, net of current portion	32,331	33,362
Tax receivable agreement liability, net of current portion	50,900	50,900
Private placement warrant liabilities	5,430	24,066
Asset retirement obligations	13,729	12,993
Deferred tax liabilities, net	20,583	21,149
Other long-term liabilities	7,386	5,875
Total liabilities	1,440,860	1,525,199
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	17	15
Common stock contingent consideration	18,287	36,575
Additional paid-in capital	533,626	305,423
Accumulated deficit	(74,393)	(98,078)
Accumulated other comprehensive loss	(12,237)	(12,865)
Total stockholders' equity	465,300	231,070
Total liabilities and stockholders' equity	$1,906,160	$1,756,269

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except per share data)	2023	2022	2023	2022
Service revenue	$196,050	$174,502	$380,748	$335,636
Product sales	8,411	12,985	15,616	22,236
Total revenue	204,461	187,487	396,364	357,872
Cost of service revenue	4,338	3,713	8,568	7,492
Cost of product sales	5,962	8,326	11,345	14,321
Operating expenses	65,657	55,196	127,500	106,259
Selling, general and administrative expenses	43,205	40,152	83,218	81,787
Depreciation, amortization and (gain) loss on disposal of assets, net	29,088	34,939	59,421	70,846
Total costs and expenses	148,250	142,326	290,052	280,705
Income from operations	56,211	45,161	106,312	77,167
Interest expense, net	22,771	14,485	45,458	28,764
Change in fair value of private placement warrants	10,918	(6,600)	25,519	(2,866)
Tax receivable agreement liability adjustment	—	(965)	—	(965)
Gain on interest rate swap	(4,805)	—	(2,007)	—
Loss on extinguishment of debt	209	—	1,558	—
Other income, net	(4,512)	(4,039)	(8,268)	(6,905)
Total other expenses	24,581	2,881	62,260	18,028
Income before income taxes	31,630	42,280	44,052	59,139
Income tax provision	12,522	12,639	20,367	19,458
Net income	$19,108	$29,641	$23,685	$39,681
Other comprehensive income (loss):
Change in foreign currency translation adjustment	718	(10,381)	628	(7,673)
Total comprehensive income	$19,826	$19,260	$24,313	$32,008
Net income per share:
Basic	$0.13	$0.19	$0.16	$0.26
Diluted	$0.13	$0.15	$0.16	$0.23
Weighted average shares outstanding:
Basic	151,132	154,694	150,151	155,408
Diluted	152,590	160,344	151,586	161,507

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended June 30,
($ in thousands)	2023	2022
Cash Flows from Operating Activities:
Net income	$19,108	$29,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,996	34,540
Amortization of deferred financing costs and discounts	1,192	1,387
Change in fair value of private placement warrants	10,918	(6,600)
Tax receivable agreement liability adjustment	—	(965)
Gain on interest rate swap	(5,115)	—
Loss on extinguishment of debt	209	—
Credit loss expense	3,259	3,531
Deferred income taxes	(2,484)	3,071
Stock-based compensation	4,525	4,566
Other	126	406
Changes in operating assets and liabilities:
Accounts receivable	(4,849)	(4,812)
Unbilled receivables	(2,656)	5,347
Inventory	(235)	(1,675)
Prepaid expenses and other assets	(3,232)	696
Deferred revenue	5,673	2,871
Accounts payable and other current liabilities	13,181	2,188
Other liabilities	(5,906)	(9,064)
Net cash provided by operating activities	62,710	65,128
Cash Flows from Investing Activities:
Payment of contingent consideration	—	(235)
Payments for interest rate swap	(310)	—
Purchases of installation and service parts and property and equipment	(11,726)	(11,246)
Cash proceeds from the sale of assets	95	47
Net cash used in investing activities	(11,941)	(11,434)
Cash Flows from Financing Activities:
Repayment of long-term debt	(12,254)	(2,255)
Payment of debt issuance costs	(148)	(192)
Proceeds from the exercise of warrants	105,750	—
Share repurchases and retirement	—	(55,281)
Proceeds from the exercise of stock options	1,689	66
Payment of employee tax withholding related to RSUs and PSUs vesting	(502)	(203)
Net cash provided by (used in) financing activities	94,535	(57,865)
Effect of exchange rate changes on cash and cash equivalents	378	(2,661)
Net increase (decrease) in cash, cash equivalents and restricted cash	145,682	(6,832)
Cash, cash equivalents and restricted cash - beginning of period	67,817	97,393
Cash, cash equivalents and restricted cash - end of period	$213,499	$90,561

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
($ in thousands)	2023	2022
Cash Flows from Operating Activities:
Net income	$23,685	$39,681
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,305	70,215
Amortization of deferred financing costs and discounts	2,469	2,693
Change in fair value of private placement warrants	25,519	(2,866)
Tax receivable agreement liability adjustment	—	(965)
Gain on interest rate swap	(3,563)	—
Loss on extinguishment of debt	1,558	—
Credit loss expense	4,956	7,036
Deferred income taxes	(4,733)	(15,700)
Stock-based compensation	7,903	9,012
Other	134	760
Changes in operating assets and liabilities:
Accounts receivable	(21,071)	(19,112)
Unbilled receivables	(6,120)	(4,918)
Inventory	(55)	(7,397)
Prepaid expenses and other assets	3,000	8,931
Deferred revenue	5,768	2,917
Accounts payable and other current liabilities	8,890	1,711
Other liabilities	282	4,377
Net cash provided by operating activities	107,927	96,375
Cash Flows from Investing Activities:
Payment of contingent consideration	—	(647)
Payments for interest rate swap	(1,556)	—
Purchases of installation and service parts and property and equipment	(30,098)	(22,724)
Cash proceeds from the sale of assets	129	72
Net cash used in investing activities	(31,525)	(23,299)
Cash Flows from Financing Activities:
Repayment on the revolver	—	(25,000)
Repayment of long-term debt	(77,009)	(4,510)
Payment of debt issuance costs	(192)	(246)
Proceeds from the exercise of warrants	105,750	—
Share repurchases and retirement	—	(55,281)
Proceeds from the exercise of stock options	2,388	159
Payment of employee tax withholding related to RSUs and PSUs vesting	(3,028)	(1,639)
Net cash provided by (used in) financing activities	27,909	(86,517)
Effect of exchange rate changes on cash and cash equivalents	73	(430)
Net increase (decrease) in cash, cash equivalents and restricted cash	104,384	(13,871)
Cash, cash equivalents and restricted cash - beginning of period	109,115	104,432
Cash, cash equivalents and restricted cash - end of period	$213,499	$90,561

VERRA MOBILITY CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2023	2022	2023	2022
Net income	$19,108	$29,641	$23,685	$39,681
Interest expense, net	22,771	14,485	45,458	28,764
Income tax provision	12,522	12,639	20,367	19,458
Depreciation and amortization	28,996	34,540	59,305	70,215
EBITDA	83,397	91,305	148,815	158,118
Transaction and other related expenses	64	273	332	489
Transformation expenses	665	180	724	266
Change in fair value of private placement warrants (i)	10,918	(6,600)	25,519	(2,866)
Tax receivable agreement liability adjustment (ii)	—	(965)	—	(965)
Gain on interest rate swap (iii)	(4,805)	—	(2,007)	—
Loss on extinguishment of debt (iv)	209	—	1,558	—
Stock-based compensation (v)	4,525	4,566	7,903	9,012
Adjusted EBITDA	$94,973	$88,759	$182,844	$164,054

(i)
This consists of adjustments to the private placement warrants liability from the re-measurement to fair value at the end of each reporting period, or a final re-measurement upon their exercise.
(ii)
The Tax Receivable Agreement liability adjustment in 2022 arose from lower estimated state tax rates due to changes in apportionment.
(iii)
Gain on interest rate swap is associated with the derivative instrument re-measured to fair value at the end of the reporting period offset by the related monthly cash payments.
(iv)
Loss on extinguishment of debt consists of the write-off of pre-existing original issue discounts and deferred financing costs associated with the repayment of debt.
(v)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation 2018 Equity Incentive Plan.

FREE CASH FLOW (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$62,710	$65,128	$107,927	$96,375
Purchases of installation and service parts and property and equipment	(11,726)	(11,246)	(30,098)	(22,724)
Free cash flow	$50,984	$53,882	$77,829	$73,651

ADJUSTED EPS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2023	2022	2023	2022
Net income	$19,108	$29,641	$23,685	$39,681
Amortization of intangibles	20,034	27,175	42,002	54,506
Transaction and other related expenses	64	273	332	489
Transformation expenses	665	180	724	266
Change in fair value of private placement warrants	10,918	(6,600)	25,519	(2,866)
Tax receivable agreement liability adjustment	—	(965)	—	(965)
Change in fair value of interest rate swap	(5,115)	—	(3,563)	—
Loss on extinguishment of debt	209	—	1,558	—
Stock-based compensation	4,525	4,566	7,903	9,012
Total adjustments before income tax effect	31,300	24,629	74,475	60,442
Income tax effect on adjustments	(6,253)	(10,302)	(14,693)	(20,567)
Total adjustments after income tax effect	25,047	14,327	59,782	39,875
Adjusted Net Income	$44,155	$43,968	$83,467	$79,556

Adjusted EPS	$0.29	$0.27	$0.55	$0.49
Diluted weighted average shares outstanding	152,590	160,344	151,586	161,507

Beginning in the third quarter of 2022, we removed the (i) change in fair value of private placement warrants (ii) tax receivable agreement liability adjustment and (iii) loss on extinguishment of debt from total adjustments before income tax effect prior to applying our annual estimated effective income tax rate to calculate the income tax effect on adjustments. These discrete items are being removed because they do not impact taxable income. In addition, we began using our annual estimated effective tax rate in lieu of the period-to-date effective tax rate from our consolidated statements of operations, in calculating the income tax effect on total adjustments to net income. We believe that our annual estimated effective income tax rate provides investors a more meaningful effective tax rate than our period-to-date effective tax rate, which included the discrete items named above. The comparable prior periods have been recast to conform to the revised presentation although the impact of this revision to previously reported Adjusted Net Income or Adjusted EPS was not material.

Investor Relations Contact

Mark Zindler

mark.zindler@verramobility.com